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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. 5)*


                                  VIASAT, INC.
                                 --------------
                                (Name of Issuer)


                                  COMMON STOCK
                              ---------------------
                         (Title of Class of Securities)


                                   92552V-10-0
                                ----------------
                                 (CUSIP Number)



                                DECEMBER 31, 2002
                         -------------------------------
             (Date of Event Which Requires Filing of This Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

               [ ]    Rule 13d-1(b)

               [ ]    Rule 13d-1(c)

               [X]    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

---------------------                                     ----------------------
CUSIP NO. 92552V-10-0                 13G                  PAGE  2  OF  4  PAGES
---------------------                                     ----------------------

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

          MARK D. DANKBERG
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
          (a)  [ ]
          (b)  [ ]
--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          UNITED STATES
--------------------------------------------------------------------------------
       NUMBER OF         5   SOLE VOTING POWER

        SHARES               112,001
                         -------------------------------------------------------
     BENEFICIALLY        6   SHARED VOTING POWER

       OWNED BY              1,649,784
                         -------------------------------------------------------
         EACH            7   SOLE DISPOSITIVE POWER

       REPORTING             112,001
                         -------------------------------------------------------
        PERSON           8   SHARED DISPOSITIVE POWER

         WITH:               1,649,784
--------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,761,785
--------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

          [ ]
--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          6.72%
--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*

          IN
--------------------------------------------------------------------------------

ITEM 1.

           (a)    Name of Issuer: ViaSat, Inc.

           (b) Address of Issuer's Principal Executive Offices: 6155 El Camino Real, Carlsbad, CA 92009

ITEM 2.

           (a)    Name of Person Filing:

                      MARK D. DANKBERG

           (b)    Address of Principal Business Office or, if none, Residence:
                  6155 El Camino Real, Carlsbad, CA 92009

           (c)    Citizenship: United States of America

           (d)    Title of Class of Securities: Common Stock

           (e)    CUSIP Number: 92552V-10-0

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b), OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A: N/A

ITEM 4.    OWNERSHIP

        Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.


           (a) Amount Beneficially Owned: 1,761,785 (including options to purchase 112,001 shares exercisable within 60 days of December 31, 2002)

           (b)    Percent of Class: 6.72%

           (c)    Number of shares as to which such person has:

                  (i)     sole power to vote or to direct the vote: 112,001

                  (ii)    shared power to vote or to direct the vote: 1,649,784

                  (iii)   sole power to dispose or to direct the disposition of:
                          112,001

                  (iv) shared power to dispose or to direct the disposition of: 1,649,784

Instruction: For computations regarding securities which represent a right to acquire an underlying security see Section 240.13d-3(d)(1).

ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS: NOT APPLICABLE

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON: NOT APPLICABLE

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY: NOT APPLICABLE

ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP: NOT
           APPLICABLE

ITEM 9.    NOTICE OF DISSOLUTION OF A GROUP: NOT APPLICABLE

ITEM 10.   CERTIFICATION: NOT APPLICABLE


                                    SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                             February 13, 2003
                                             -----------------------------------
                                             Date

                                             /s/ MARK D. DANKBERG
                                             -----------------------------------
                                             Signature

                                             Mark D. Dankberg
                                             -----------------------------------
                                             Printed Name

        The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including exhibits. See Section 240.13d-7 for other parties for whom copies are to be sent.

ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)